Exhibit 3



[CONSECO VARIABLE INSURANCE COMPANY LETTERHEAD]




April 26, 2002

Board of Directors
Conseco Variable Insurance Company

Re:      Conseco Variable Insurance Company Separate Account L
         Post-Effective Amendment No. 1
         Registration Statement on Form S-6 (File No. 333-53462)

Gentlemen and Madam:

In my capacity as Chief Pricing Actuary with the Life Insurance Division of Conseco, Inc., I have provided actuarial advice concerning:

The preparation of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 filed by Conseco Variable Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Amendment") and the preparation of the policy forms for the variable life insurance policies described in the Amendment (the "Policies").

It is my professional opinion that:

             The illustration of death proceeds, cash surrender values, cash accumulation values and accumulated premiums shown in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-6, based on the assumptions used in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the Policies at age 40 and age 60 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,


/s/ Keith Turner
----------------------------
Keith Turner, AVP, FSA, MAAA
Assistant Vice President